Exhibit 99.1

FOR IMMEDIATE RELEASE

IsoRay, Inc. REPORTS 9% REVENUE INCREASE FOR FISCAL YEAR 2015

Spurred By 41% Revenue Growth In The 4th Quarter Over Prior Year

RICHLAND, Washington (September 15, 2015) – IsoRay, Inc. (NYSE MKT: ISR) (www.isoray.com), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced its financial results for the year and quarter ended June 30, 2015.

In fiscal year 2015, IsoRay achieved several new clinical milestones as reports by major medical centers were accepted for publication and will serve as the impetus in expanding our marketing efforts to increase awareness of all of the body sites being treated with Cesium-131. These independently published institutional studies create industry awareness and credibility for the use of Cesium-131 resulting in new institutional interest. This year, three (3) newly published studies showed outstanding results achieved with Cesium-131 for metastatic brain cancer, prostate cancer and most recently lung cancer. To date all of the published studies have reported impressive results when Cesium-131 was used to treat aggressive cancers.

IsoRay Chairman and CEO Dwight Babcock commented, “We continue to be optimistic about the growth in adoption of our growing product portfolio. Given the growing acceptance and interest, we remain committed to improving market awareness of the strength of our product portfolio, which we believe will contribute to long term growth and profitability. Our management is focused on IsoRay becoming the preeminent brachytherapy company and are optimistic that our strong balance sheet with approximately $20 million in cash and cash equivalents, and no debt, gives us the resources needed to achieve this goal.”

For fiscal 2016, we plan to continue our ongoing commitment to invest in research and development and anticipate major medical institutions showing improved efficacy over other cancer treatments coupled with improved quality of life outcomes.

Some highlights from fiscal 2015 are:

01.	Achieved annual revenue growth.
02.	Introduced Cs-131 in Russia in new cancer medical center grand opening.
03.	Chicago Prostate Cancer Center initiated a new focal prostate study.
04.	British Standards Institution (BSI) (Surveillance) Audit completed for IsoRay’s CE Mark with no warnings.
05.	First veterinary case performed on a horse.
06.	Established new Italian distributor.
07.	Upgraded manufacturing and enterprise systems with redundancy.
08.	Participated in 6 industry shows.
09.	Maintained controls over expenses.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

			(Unaudited)
	Year Ended June 30,		Three months ended June 30,
	2015	2014	2015	2014

Product sales, net	$4,606,539	$4,219,158	$1,340,744	$949,516
Cost of product sales	4,439,146	4,415,629	1,135,782	1,085,679

Gross profit / (loss)	167,393	(196,471)	204,962	(136,163)

Operating expenses:
Research and development	614,771	668,803	156,135	198,172
Sales and marketing	1,488,456	1,234,725	456,054	303,515
General and administrative	2,400,353	2,488,219	696,528	682,487

Total operating expenses	4,503,580	4,391,747	1,308,717	1,184,174

Operating loss	(4,336,187)	(4,588,218)	(1,103,755)	(1,320,337)

Non-operating income (expense):
Interest income	282,745	12,113	68,736	10,722
Change in fair value of warrant derivative liability	374,605	(1,382,134)	(1,000)	(368,134)
Financing and interest expense	(2,214)	(883)	1,337	(56)

Non-operating income (expense), net	655,136	(1,370,904)	69,073	(357,468)

Net loss	(3,681,051)	(5,959,122)	(1,034,682)	(1,677,805)
Preferred stock deemed dividends	-	(726,378)	-	-
Preferred stock dividends	(10,632)	(10,632)	(7,974)	(2,658)

Net loss applicable to common shareholders	(3,691,683)	(6,696,132)	(1,042,656)	(1,680,463)

Basic and diluted loss per share	$(0.07)	$(0.16)	$(0.02)	$(0.03)

Weighted average shares used in
computing net loss per share:
Basic and diluted	54,882,350	42,675,158	54,900,828	54,435,706

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About IsoRay, Inc
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Contact:

PCG Advisory Group

535 Fifth Avenue

24th Floor

New York, NY 10017

info@pcgadvisory.com

(646)-863-6341

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems; future demand for IsoRay's existing and planned products; whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer; whether sales and use of our products will continue at historic levels or increase; whether additional medical centers will begin using our products; whether awareness of our products in the medical community will continue or increase; whether our sales and marketing efforts will be successful; whether additional studies will be published or presented with favorable outcomes from treatment with our products; whether we will invest in research and development in the future; and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay’s products, changing levels of demand for IsoRay’s current and proposed future products, IsoRay’s ability to reduce or maintain expenses while increasing sales, patient results achieved using our products in both the short and long term, success of future research and development activities, patient results achieved when our products are used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay’s ability to successfully manufacture, market and sell its products, IsoRay’s ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, the success of our sales and marketing efforts, IsoRay’s ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, whether additional studies and protocols are released and support the conclusions of past studies and protocols, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in their various forms, continued compliance with ISO standards as audited by BSI, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.